Exhibit 3


                                                             GLICKENHAUS & CO.


                       Statement of Financial Condition


                                                            September 30, 1994






                                                                       Members
                                                       New York Stock Exchange
                                                       American Stock Exchange
                  National Association of Securities Dealers
                                                 Securities Investors, America



                                                              Execution Office
                                                          Six East 43rd Street
                                                           New York, NY  10017
                                                                (212) 953-7800





316080.1

STATEMENT OF FINANCIAL CONDITION
September 30, 1994

ASSETS
------------------------------------------------------------------------------


Cash                                                            $      614,000
Securities purchased under agreements to resell (Note A)           558,678,000
Receivable from brokers, dealers and clearing organizations        174,964,000
Securities owned - at market value (Note A)                        826,339,000
Furniture, equipment and leasehold improvements - at cost, less
      accumulated depreciation and amortization of $1,665,000        1,196,000
Exchange memberships - at cost (market value of $990,000)              474,000
Other assets (Note E)                                               43,593,000
               Total Assets                                     $1,605,858,000

LIABILITIES AND PARTNERS' CAPITAL
------------------------------------------------------------------------------


Bank loans (Note B)                                             $   29,273,000
Securities sold under agreements to repurchase (Notes A and B)     638,147,000
Payable to brokers, dealers and clearing organizations             130,053,000
Securities sold, but not yet purchased - at market value
  (Notes A and F)                                                  687,786,000
Other liabilities, accrued expenses and reserves (Note A)            7,701,000
               Total Liabilities                                 1,492,960,000
Commitments (Note C)
Partners' Capital                                                  112,898,000
               Total Liabilities and Partners' Capital          $1,605,858,000

The accompanying notes are an integral part of this statement.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
------------------------------------------------------------------------------


      To the Partners of Glickenhaus & Co.
      We have audited the accompanying statement of financial condition of Glickenhaus & Co. as of September 30, 1994. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.
      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Glickenhaus & Co. as of September 30, 1994, in conformity with generally accepted accounting principles.

      New York, New York                                        Grant Thornton
      November 23, 1994


316080.1

NOTES TO STATEMENT OF FINANCIAL CONDITION

A. SIGNIFICANT ACCOUNTING POLICIES
      Glickenhaus & Co. (the "Company") is a limited partnership primarily engaged as an investment advisor, securities broker-dealer and investment banker, conducting business with institutional and individual clients and other broker-dealers located primarily in the northeastern United States.
      Purchases and sales of securities and commodity futures together with related revenues and expenses are recorded on a trade date basis. Securities owned or sold but not yet purchased by the Company are stated at quoted market values with unrealized gains and losses reflected in partners' capital.
      Transactions involving purchases of securities under agreements to resell ("reverse repurchases") or sales of securities under agreements to repurchase ("repurchases") are collateralized financing transactions and are included in the financial statements at their contracted resale or repurchase amounts plus accrued interest. In management's opinion, these carrying amounts approximate fair value. The Company's policy is to take possession of securities in order to collateralize reverse repurchase agreements. Collateral is valued daily and additional collateral is obtained when appropriate.
      Federal and state income taxes have not been provided since the partners are individually liable for their own tax payments. The Company is liable for the New York City unincorporated business tax.
      Capital withdrawals anticipated within six months after the end of each period are recorded as a liability of the Partnership.

B. BANK LOANS AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE
      Bank loans generally bear interest at fluctuating rates based on the Federal funds and brokers' call loan interest rates and are payable on demand. Bank loans include loans that are collateralized by firm securities and a $7,000,000 unsecured loan.
      Securities sold under agreements to repurchase are collateralized by securities owned by the Company. Substantially all of the Company's United States Government securities are pledged as collateral in connection with repurchase agreements.

C. COMMITMENTS
      The Company is obligated under a noncancellable lease for office space which expires in 1995. The lease requires payments for certain expenses and Consumer Price Index escalations in addition to the minimum annual rentals.
      The Company has a noncancellable sublease agreement amounting to $69,000 which expires in 1995. The net minimum future rental commitment under the noncancellable lease for the year ending September 30, 1995 is $437,000.
      The Company has extended the lease, which contains a cancellation provision, through 2000. The minimum future rental commitment under the noncancellable portion of this lease for the year ending September 30, 1996 is $399,000.


316080.1

D. NET CAPITAL REQUIREMENTS
      As a registered broker-dealer and member of the New York Stock Exchange, Inc., the Company is subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission. The Company computes its net capital under the alternative method permitted by the Rule, which requires that minimum net capital be equal to the greater of $250,000 or two percent of aggregate debit items arising from customer transactions. At September 30, 1994, the Company had net capital of $24,976,000 which exceeded minimum net capital requirements by $24,726,000.

E. RELATED PARTY TRANSACTIONS
      Included in Other Assets are receivables from affiliates and partners of $26,080,000 and $10,343,000 respectively, including accrued interest. The receivables have no scheduled maturity and bear interest at fluctuating rates based on the various federal funds and brokers' call loan interest rates. In management's opinion, the carrying amounts of these receivables approximate fair value.

F. OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK
      In the normal course of business, the Company enters into financial transactions as principal or agent where the risk of potential loss due to market fluctuations (market risk) or failure of the other party to the transaction to perform (credit risk) exceeds the amounts recorded for the transaction.
      The Company's trading activities include short sales of U.S. Government securities as well as the sales of financial futures and options on financial futures. Subsequent market fluctuations may require purchasing the securities at prices which may differ from the market value reflected on the statement of financial condition. In many cases, the Company limits its risk by holding offsetting security or option positions.
      Statement of Financial Accounting Standards No. 105 requires the disclosure of the notional or contract amounts for financial instruments with off-balance-sheet risk. At September 30, 1994 these notional amounts are $527,725,000 long futures market value, $914,726,000 short futures market value, and $620,069,000 short options exercise value. These notional amounts provide a measure of the Company's level of involvement in these instruments, but are not indicative of potential market risk, since the Company is often hedged with offsetting positions in various instruments that limit its exposure.
      The Company has agreed to indemnify its clearing broker for losses that the clearing broker may sustain from the customer accounts introduced by the Company. As of September 30, 1994, amounts owed to the clearing broker by these customers were adequately collateralized by securities owned by the customers.
      The Company's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing of each broker-dealer, clearing organization, customer and/or other counterparty with which it conducts business.

316080.1

      Statement of Financial Accounting Standards No. 105 requires the disclosure of the notional or contract amounts for financial instruments with off-balance-sheet risk. At September 30, 1994 these notional amounts are $527,725,000 long futures market value, $914,726,000 short futures market value, and $620,069,000 short options exercise value. These notional amounts provide a measure of the Company's level of involvement in these instruments, but are not indicative of potential market risk, since the Company is often hedged with offsetting positions in various instruments that limit its exposure.

      The Company has agreed to indemnify its clearing broker for losses that the clearing broker may sustain from the customer accounts introduced by the Company. As of September 30, 1994, amounts owed to the clearing broker by these customers were adequately collateralized by securities owned by the customers.

      The Company's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standard of each broker-dealer, clearing organization, customer and/or other counterplay with which it conducts business.


Our most recent Annual Audit Report to the Securities and Exchange Commission (Pursuant to Rule 17a-5) is available for examination at our office and the principal and regional offices of the Commission.



                               GENERAL PARTNERS

                             Seth  M. Glickenhaus
                                Alfred Feinman
                                Steven B. Green
                              Jeffrey J. Lederer
                                Robert Santoro
                                Arthur Winston


316080.1